Exhibit 99.1

Introduction

The following unaudited pro forma condensed combined statement of operations of Select Energy Services, Inc. (“Select” or the “Company”) present the combination of the financial information of Select and Rockwater Energy Solutions, Inc. (“Rockwater”), adjusted to give effect to the mergers (as defined in Note 1) and merger-related transactions in accordance with the acquisition method of accounting for business combinations.

The pro forma adjustments included herein are directly attributable to the mergers, factually supportable, and expected to have a continuing impact on the Company’s consolidated results. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the mergers and merger-related transactions had occurred on January 1, 2017, the beginning of the period presented.

Management believes that all significant adjustments necessary to reflect the effects of the mergers are included in the accompanying unaudited pro forma condensed combined statement of operations and are deemed to be reasonable. The unaudited pro forma condensed combined statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the mergers.

The unaudited pro forma condensed combined statement of operations, including the notes thereto, should be read in conjunction with the audited historical consolidated financial statements of Select as of and for the year ended December 31, 2017 and related notes, which are included in the Company’s Annual Report on Form 10-K.

Select Energy Services, Inc.

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2017

(in thousands, except unit and per unit data)	Historical Select Energy Services, Inc. 1/1/17 - 12/31/17 (a)	Historical Rockwater Energy Solutions, Inc. 1/1/17 - 10/31/17 (b)	Pro Forma Rockwater Energy Solutions, Inc. Adjustments (c)		Pro Forma Rockwater Energy Solutions, Inc. (b) + (c) = (d)	Pro Forma Adjustments for Rockwater Merger and Merger-Related Transactions (e)		Pro Forma Select Energy Services, Inc. Adjusted for Rockwater Merger (a) + (d) + (e) = (f)	Other Pro Forma Adjustments (g)		Pro Forma Select Energy Services, Inc. (f) + (g)
Revenues	$692,491	$562,690	$32,608	4(a)	$595,298	$(36,696)	4(c)	$1,251,093	$—		$1,251,093
Costs of revenue	634,711	505,115	28,429	4(a)	533,544	(27,169)	4(c), 4(d)	1,141,086	—		1,141,086
Gross profit (loss)	57,780	57,575	4,179		61,754	(9,527)		110,007	—		110,007
Operating expenses
Selling, general and administrative	82,403	56,692	357	4(a), 4(b)	57,049	(14,781)	4(c), 4(e), 4(f)	124,671	—		124,671
Loss on sale of Crescent Consulting	—	64,169	—		64,169	(64,169)	4(c)	—	—		—
Other operating expenses	5,376	10,297	2,362	4(a)	12,659	(10,848)	4(c), 4(g)	7,187	—		7,187
Total operating expenses	87,779	131,158	2,719		133,877	(89,798)		131,858	—		131,858

(Loss) income from operations	(29,999)	(73,583)	1,460		(72,123)	80,271		(21,851)	—		(21,851)

Other income (expense)
Interest expense, net	(6,629)	(4,837)	335	4(a), 4(b)	(4,502)	2,070	4(c), 4(h)	(9,061)	6,629	4(j)	(2,432)
Foreign currency gains (losses)	281	60	—		60	—		341	—		341
Other income, net	369	249	—		249	—		618	—		618
(Loss) income before tax expense	(35,978)	(78,111)	1,795		(76,316)	82,341		(29,953)	6,629		(23,324)

Tax benefit (expense)	851	17,435	(14,407)	4(a)	3,028	35	4(c), 4(i)	3,914	—	4(i)	3,914
Net (loss) income	(35,127)	(60,676)	(12,612)		(73,288)	82,376		(26,039)	6,629		(19,410)

Less: Net loss attributable to noncontrolling interests	18,311	6,600	—		6,600	—		24,911	(17,149)	4(k)	7,762
Net loss attributable to business	$(16,816)	$(54,076)	$(12,612)		$(66,688)	$82,376		$(1,128)	$(10,520)		$(11,648)

Allocation of net loss attributable to:
Class A stockholders	$(12,560)										$(10,416)
Class A-1 stockholders	(3,691)										—
Class A-2 stockholders	(565)										(1,232)
Class B stockholders	—										—
	$(16,816)										$(11,648)

Weighted average shares outstanding:
Class A - Basic & Diluted	24,612,853										56,912,386	4(l)
Class A-1 - Basic & Diluted	7,233,973										—	4(l)
Class A-2 - Basic & Diluted	1,106,605										6,731,845	4(l)
Class B - Basic & Diluted	38,768,156										42,403,378	4(l)

Net loss per share attributable to common stockholders:
Class A - Basic & Diluted	$(0.51)										$(0.18)
Class A-1 - Basic & Diluted	$(0.51)										$—
Class A-2 - Basic & Diluted	$(0.51)										$(0.18)
Class B - Basic & Diluted	$—										$—

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements.

NOTE 1—DESCRIPTION OF THE MERGERS AND MERGER-RELATED TRANSACTIONS

On November 1, 2017, Select completed its previously announced merger with Rockwater, pursuant to the closing of the transactions (“the closing”) contemplated by the Agreement and Plan of Merger (the “merger agreement”), dated July 18, 2017. Select and certain of its subsidiaries, including SES Holdings, LLC (“SES Holdings”), entered into the merger agreement with Rockwater and Rockwater Energy Solutions, LLC (“Rockwater LLC”), pursuant to which Select merged with Rockwater in a stock-for-stock transaction. The merger agreement provided that (i) Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Select, was merged with and into Rockwater, with Rockwater continuing as the surviving entity as a wholly owned subsidiary of Select (the “corporate merger”), and (ii) Raptor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of SES Holdings, was merged with and into Rockwater LLC, with Rockwater LLC continuing as the surviving entity as an indirect wholly owned subsidiary of SES Holdings (the “LLC merger” and together with the corporate merger, the “mergers”).

Under the terms of the merger agreement and upon closing, subject to certain exceptions, (i) each share of Rockwater’s Class A common stock then outstanding was converted into the right to receive a number of shares of Select’s Class A common stock equal to the exchange ratio, which is equal to 0.7652, (ii) each share of Rockwater’s Class A-1 common stock then outstanding was converted into the right to receive a number of shares of Select’s Class A-2 common stock equal to the exchange ratio, and (iii) each share of Rockwater’s Class B Common Stock then outstanding was converted into the right to receive a number of shares of Select’s Class B common stock equal to the exchange ratio. Under the terms of the merger agreement and upon closing of the LLC merger, subject to certain exceptions, each unit of Rockwater LLC then outstanding (including Rockwater LLC units held by Rockwater) was converted into the right to receive a number of units in SES Holdings equal to the exchange ratio. Upon the effectiveness of a shelf registration statement registering such shares for resale, Select’s newly issued Class A-2 common shares will automatically convert to Class A common stock.

Upon closing, Select shareholders owned approximately 64.9% of the combined company and former Rockwater shareholders owned approximately 35.1% of the combined company with a total of 106.3 million Select common shares outstanding.

On November 1, 2017, in connection with the closing, SES Holdings and Select Energy Services, LLC, a wholly owned subsidiary of SES Holdings, (the “Borrower”) entered into a $300.0 million senior secured revolving credit facility (the “Credit Agreement”), by and among SES Holdings, as parent, the Borrower, certain of SES Holdings’ subsidiaries, as guarantors, each of the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swingline lender (the “Administrative Agent”). The Credit Agreement also has a sublimit of $40.0 million for letters of credit and a sublimit of $30.0 million for swingline loans. Subject to obtaining commitments from existing or new lenders, Select has the option to increase the maximum amount under the senior secured credit facility by $150.0 million during the first three years following the closing.

Upon closing, each outstanding option to purchase shares of Rockwater Class A common stock was converted into an option to acquire, on the same terms and conditions as were applicable to such Rockwater stock option immediately prior to the effective time of the corporate merger, the number of shares of Select Class A common stock determined by multiplying the number of shares of Rockwater Class A common stock subject to such Rockwater stock option as of immediately prior to the effective time of the corporate merger by the exchange ratio, at an exercise price per share of Select Class A common stock equal to the exercise price per share of Rockwater Class A common stock under such Rockwater stock option divided by the exchange ratio.

Additionally, upon closing, each outstanding restricted stock award of Rockwater Class A common stock that was outstanding immediately prior to the effective time of the corporate merger ceased to represent Rockwater Class A common stock and was converted into a new award of restricted shares, subject to the same terms and conditions as were applicable to such Rockwater restricted stock award prior to the effective time of the corporate merger, equal to the number of shares of Select Class A common stock determined by multiplying the number of shares of Rockwater Class A common stock subject to such Rockwater restricted stock award as of immediately prior to the effective time of the corporate merger by the exchange ratio. Subject to certain NYSE restrictions, the shares available under the Rockwater equity plan as of the effective time of the corporate merger (as appropriately adjusted to reflect the exchange ratio) may be used for post-transaction grants under the Select Energy Services, Inc. 2016 Equity Incentive Plan.

NOTE 2—BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined statement of operations has been prepared using, and should be read in conjunction with, the audited historical consolidated financial statements of Select for the year ended December 31, 2017 and related notes, which are included in the Company’s Annual Report on Form 10-K. The accompanying unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies that may result from the mergers.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines the consolidated statement of operations of Select for the year ended December 31, 2017 and the consolidated statement of operations of Rockwater for the ten months ended October 31, 2017, as adjusted on a pro forma basis for Rockwater’s issuance and sale of 8,797,500 shares of Class A-1 common stock in a private placement on March 9, 2017 and the usage of the net proceeds (the “Rockwater 144A Offering”) and Rockwater’s acquisition of Crescent Companies, LLC and its subsidiaries on March 31, 2017 (the “Crescent Acquisition”), to reflect the mergers as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined statement of operations also gives effect to the following equity transactions that occurred during the period presented as if they had occurred on January 1, 2017: the issuance of 10,005,000 shares of Class A common stock of Select as a result of Select’s initial public offering and the exercise of the underwriters’ over-allotment option (the “IPO”) and the conversion of shares of Select Class A-1 common stock to shares of Select Class A common stock on a one-for-one basis as a result of the effectiveness of a shelf registration statement registering such shares for resale.

The accompanying unaudited pro forma condensed combined statement of operations of the combined company has been prepared in accordance with GAAP. The mergers were accounted for as a business combination, with Select treated as the “acquirer” and Rockwater treated as the “acquired” company for financial reporting purposes.

NOTE 3—PURCHASE PRICE ALLOCATION

The mergers have been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the date of the mergers. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values at the effective time of the closing and added to those of the Company.

Total consideration transferred for the mergers was approximately $620.2 million. The preliminary allocation of the consideration transferred is based on management’s estimates, judgments and assumptions and are subject to change with the final valuation. This preliminary allocation is subject to being adjusted in the twelve-month period following the transaction date, reflecting significant new information that may be obtained in the future about facts and circumstances that existed as of the transaction date that, if known, would have affected the measurement of the amounts initially recognized. The final allocation of purchase consideration could include changes in the estimated fair value of working capital, property and equipment, intangible assets, other long-term assets, deferred tax liabilities and other long-term liabilities. Adjustments in the purchase price allocation may require a change in the amount allocated to goodwill during the period in which the adjustments are determined. Management estimated that consideration paid exceeded the fair value of the net assets acquired. Therefore, goodwill of approximately $247.2 million was recorded. The goodwill recognized is primarily attributable to synergies driven by expanding into new geographies and service offerings, strengthening existing service lines, acquiring an established, trained workforce, and expected cost reductions.

The purchase price was computed using the per share value of Select Class A common stock as of the closing. The following table summarizes the components of the estimated merger consideration reflected in the unaudited pro forma condensed combined financial information:

Estimated Purchase Consideration
(in thousands, except share and per share data)
Corporate Merger Consideration
Rockwater shares subject to exchange:
Class A common stock(1)	33,866,076
Class A-1 common stock	8,797,500
Class B common stock	5,693,258
Total Rockwater shares subject to exchange as of November 1, 2017	48,356,834

Exchange ratio	0.7652

Select shares issued:
Class A common stock(1)	25,914,260
Class A-2 common stock	6,731,845
Class B common stock	4,356,477
Total Select shares issued for consideration for the Corporate merger	37,002,582

LLC Merger Consideration
Rockwater units subject to exchange as of November 1, 2017	5,693,258
Exchange ratio	0.7652
Total SES Holdings units issued for consideration for the LLC merger	4,356,481

Value per share of Select’s Class A common stock as of November 1, 2017(2)	$16.36

Purchase Consideration for the Mergers
Class A common stock	$423,957
Class A-2 common stock	110,133
Class B common stock and SES Holdings common units	71,272
Fair value of previously held interest in Rockwater	2,310
Fair value of Rockwater share-based awards attributed to pre-acquisition service(3)	12,529
Total purchase consideration for the mergers	$620,201

(1) Shares of Rockwater Class A common stock subject to exchange exclude 433,708 shares of Rockwater restricted stock that were converted into 331,855 shares of Select restricted stock as the consideration transferred related to these shares is included as fair value of Rockwater share-based awards attributed to pre-acquisition service.

(2) The value per share of Select’s Class A common stock has been used to approximate the value of shares of Class A-2 common stock and the value of the joint issuance of Class B common stock of Select and units of SES Holdings. Select’s management notes that shares of Class A-2 common stock will automatically convert into shares of Class A common stock upon the effectiveness this registration statement registering such shares for resale. Additionally, each share of Class B common stock of Select and a corresponding unit of SES Holdings are exchangeable for a share of Class A common stock of Select. Due to the conversion and exchange features of these instruments, the value per share of Select’s Class A common stock was determined by Select’s management to be an appropriate proxy for the value of these instruments.

(3) The consideration transferred related to Select’s obligation to exchange Rockwater’s outstanding share-based awards was determined based on the portion of the fair value of the acquiree’s awards attributable to pre-acquisition service.

NOTE 4—UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

The unaudited pro forma condensed combined statement of operations reflects the following adjustments:

Pro forma Rockwater adjustments

4(a) The following table presents the adjustments to Rockwater’s consolidated statement of operations to give pro forma effect to the Crescent Acquisition as if the acquisition had occurred on January 1, 2017, including an adjustment to eliminate the nonrecurring historical deferred income tax benefit of $14.4 million recognized upon assuming a deferred income tax liability and resulting in a reduction of the valuation allowance on Rockwater’s deferred income tax assets which was recognized as a deferred income tax benefit during the year ended December 31, 2017:

For the year ended
December 31, 2017
(in thousands)
Revenues	$32,608
Costs of revenue	27,024
Depreciation and amortization - costs of revenue	1,405
Selling, general, and administrative	2,301
Depreciation and amortization - other operating expenses	2,447
Other operating expenses	(85)
Interest expense, net	(530)
Tax benefit (expense)	(14,407)
Total pro forma impact on net income (loss)	$(15,421)

4(b) The following table presents the adjustments to Rockwater’s consolidated statement of operations to give pro forma effect to the Rockwater 144A Offering, including the use of proceeds to repay then-outstanding debt as well as the elimination of nonrecurring transaction costs:

For the year ended
December 31, 2017
(in thousands)
Selling, general, and administrative	$(1,944)
Interest expense, net	865
Total pro forma impact on net income (loss)	$2,809

Pro forma adjustments for mergers and merger-related transactions

4(c) The following table presents the adjustments to the unaudited pro forma condensed combined statement of operations to give effect to the divestiture of certain non-core portions of Rockwater’s business prior to the mergers in accordance with Section 5.21 of the merger agreement:

For the year ended December 31, 2017
(in thousands)
Revenues	$(36,696)
Costs of revenue	(32,733)
Selling, general, and administrative	(2,752)
Depreciation and amortization - other operating expenses	(1,111)
Interest expense, net	(1)
Tax benefit (expense)	35
Loss on sale of Crescent Consulting	(64,169)
Total pro forma impact on net income (loss)	$64,103

4(d) Reflects adjustments to increase depreciation and amortization included within costs of revenues of $5.6 million for the year ended December 31, 2017, after calculation of the estimated pro forma depreciation and amortization expense as a result of the fair value adjustments to Rockwater’s property, plant, and equipment and intangible assets.

4(e) Reflects adjustments to eliminate transaction expenses of $12.1 million recorded during the year ended December 31, 2017.

4(f) Reflects adjustments to selling, general and administrative expenses of $0.1 million for the year ended December 31, 2017, related to the amortization of unfavorable leases.

4(g) Reflects adjustments to reduce depreciation and amortization included within other operating expenses of $9.7 million for the year ended December 31, 2017, after calculation of the estimated pro forma depreciation and amortization expense as a result of the fair value adjustments to Rockwater’s property, plant, and equipment and intangible assets.

4(h) Reflects adjustments to eliminate interest expense of $2.1 million for the year ended December 31, 2017 related to the paydown and elimination of Rockwater’s debt. Further, these adjustments reflect Select’s entry into and assumed drawdown of a new senior secured credit facility on a pro forma basis. Pro forma interest expense assumes a $267.8 million borrowing base under the new senior secured credit facility and the amortization of new debt issuance costs of $3.4 million. Pro forma interest expense assumes interest rates of 2.51% per annum for the year ended December 31, 2017. As a result of a 0.125% increase or decrease in interest rates, the impact on pro forma interest expense would be less than $0.1 million for the year ended December 31, 2017.

4(i) The pro forma adjustments within the unaudited pro forma condensed combined statement of operations related to the mergers and other pro forma adjustments related to Select’s equity transactions do not impact pro forma tax benefit (expense) as these changes to the net operating loss result in adjustments to the deferred tax asset which are offset in full by changes to the associated valuation allowance as management reduces deferred tax assets to amounts considered more likely than not to be realized.

Other pro forma adjustments

4(j) Reflects adjustments to eliminate historical Select interest expense of $6.6 million for year ended December 31, 2017, related to the paydown of historical outstanding debt as a result of giving pro forma effect to the above noted Select equity transactions during the periods presented.

4(k) Reflects adjustments to noncontrolling interest of $(17.3) million for the year ended December 31, 2017, as a result of adjustments to pro forma net (loss) income and adjustments related to the mergers and merger-related transactions as well as other equity-related pro forma adjustments.

Adjustments to weighted average shares outstanding

4(l) Reflects adjustments to weighted average shares outstanding, including:

1.     Adjustment to outstanding shares of Select Class A-1 common stock for the conversion of Select’s Class A-1 common stock to shares of Class A common stock as a result of the effectiveness of a shelf registration statement registering such shares for resale on a pro forma basis.

2.     Adjustment to outstanding shares of Select Class A-2 common stock for the issuance of shares of Class A-2 common stock to the existing shareholders of Rockwater Class A-1 common stock as a result of the mergers on a pro forma basis.

3.     Adjustment to outstanding shares of Select Class A common stock for the issuance of shares of Class A common stock to the existing shareholders of Rockwater Class A common stock for the IPO and as a result of the mergers on a pro forma basis.

4.     Adjustment to outstanding shares of Select Class B common stock for the issuance of shares of Class B common stock to the existing shareholders of Rockwater Class B common stock as a result of the mergers on a pro forma basis.

NOTE 5—ITEMS NOT INCLUDED

The following impacts, which could be material, related to the mergers are not included or provided for in the unaudited pro forma condensed combined statement of operations:

•                  Costs that may be incurred in connection with the integration of Select and Rockwater, including professional fees and consultants, would not be considered factually supportable.

•                  Other appropriate adjustments to the purchase price allocation which will be refined and recorded as new information becomes available.

The unaudited pro forma condensed combined statement of operations also do not reflect any revenue or cost synergies expected to be realized in connection with the mergers.